UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: February 24, 2005
Date of earliest event reported: February 24, 2005

PFIZER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)
10017 (Zip Code)

Registrant's telephone number, including area code:

(212) 573-2323

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 24, 2005 Pfizer Inc. issued a press release announcing that the Board of Directors approved the appointments of three Pfizer senior leaders, Karen Katen, David Shedlarz and Jeff Kindler, each to the position of Vice Chairman of Pfizer Inc., effective as of March 3, 2005. The three executives will continue to report to Pfizer’s Chairman and Chief Executive Officer, Hank McKinnell, and will join him on the newly formed Pfizer Executive Committee, which will be responsible for the strategic direction and operations of the Company. In addition, the Company announced that the Board also approved, effective as of March 3, 2005, the appointment of Alan Levin as Senior Vice President and Chief Financial Officer (Principal Financial Officer) and of Sylvia Montero as Senior Vice President - Human Resources. Both Mr. Levin and Ms. Montero will report to Mr. Shedlarz. A copy of the press release is included as Exhibit 99 to this report and is incorporated herein by reference.

Ms. Katen, age 56, has served as Pfizer’s Executive Vice President and President of Pfizer Global Pharmaceuticals, the Company’s worldwide pharmaceutical organization, since April 2001. She was President of our U. S. Pharmaceuticals Group from 1995 to July 2002; Senior Vice President of the Company from May 1999 to 2001; and Executive Vice President of the Global Pfizer Pharmaceuticals Group since 1997. She is a Director of General Motors Corporation and Harris Corporation. Ms. Katen joined Pfizer in 1974.

Mr. Shedlarz, age 56, has served as Pfizer’s Executive Vice President since 1999 and as our Chief Financial Officer since 1995. Mr. Shedlarz was appointed a Senior Vice President in January 1997 with additional worldwide responsibility for our former Medical Technology Group. He is a Director of Pitney Bowes Inc., a member of the J. P. Morgan Chase & Co. National Advisory Board, the Standing Advisory Group of the Public Company Accounting Oversight Board and of the Standards Advisory Council of the International Accounting Standards Board. He also serves as Chairman of Junior Achievement of New York; Director of the Board of Overseers, Leonard N. Stern School of Business, New York University; and Director of the National Multiple Sclerosis Society. Mr. Shedlarz joined Pfizer in 1976.

Mr. Kindler, age 49, has served as Pfizer’s Executive Vice President and General Counsel since April 2004, and as Senior Vice President and General Counsel from January 2002 to April 2004. Prior to joining Pfizer, Mr. Kindler served as Chairman of Boston Market Corporation, a food service company owned by McDonald’s Corporation, from 2000 to 2001, and as President of Partner Brands, also owned by McDonald’s, during 2001. He was Executive Vice President, Corporate Relations and General Counsel of McDonald’s Corporation from 1997 to 2001, and from 1996 to 1997 served as that company’s Senior Vice President and General Counsel.

Mr. Levin, age 42, has served as Senior Vice President - Finance and Strategic Management – Pfizer Global Research and Development, the Company’s worldwide research organization, since April, 2003, with oversight responsibilities for the Company’s tax, treasury and accounting services organizations. He was Vice President – Finance from August 2000 to April 2003. He was elected Treasurer in 1995 and in 1997 was named a Vice President of the Company. Mr. Levin joined Pfizer in 1987.

Ms. Montero, age 55, has served as Senior Vice President - Human Resources for Pfizer’s Global Research and Development organization since November, 2003. She served as Vice President, Human Resources for Pfizer’s Animal Health Group from December 1994 - November 2003, assuming additional responsibilities for Public Affairs in 2001. She is a member of the Board of the Hispanic Federation and of the Grand Street Settlement. Ms. Montero joined Pfizer in 1978.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year

On February 24, 2005, the Board of Directors of Pfizer Inc. approved an amendment to the Article III, Section 1 of the Company’s By-laws, effective immediately, providing that the additional officers that the Board may elect, appoint, or provide for the appointment of, from time to time as necessary or advisable in the conduct of the affairs of the Corporation, may include one or more Vice Chairmen, who shall not be Directors unless otherwise prescribed by the Board of Directors, and whose duties shall be to assist the Chief Executive Officer of the Corporation in establishing and implementing overall corporate policy. The amended Section 1 of Article III will read in its entirety as follows:

"Article III
Officers.

1. Election; Term of Office; Appointments. The Board of Directors, at its first meeting after each annual meeting, of stockholders, shall elect at least the following officers: a Chair of the Board and/or a President, one or more Vice Presidents, a Controller, a Treasurer and a Secretary. The Board may also elect, appoint, or provide for the appointment of such other officers and agents as may from time to time appear necessary or advisable in the conduct of the affairs of the Corporation. Such additional officers may include one or more Vice Chairmen, who shall not be Directors unless otherwise prescribed by the Board of Directors, and whose duties shall be to assist the Chief Executive Officer of the Corporation in establishing and implementing overall corporate policy. Officers of the Corporation shall hold office until their successors are chosen and qualify in their stead or until their earlier death, resignation or removal, and shall perform such duties as from time to time shall be prescribed by these By-laws and by the Board and, to the extent not so provided, as generally pertain to their respective offices. The Board of Directors may fill any vacancy occurring in any office of the Corporation at any regular or special meeting. Two or more offices may be held by the same person."

Amended By-Laws reflecting the foregoing, will be filed as an exhibit to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is expected to be filed with the Securities and Exchange Commission on or about February 28, 2005.

Item 9.01 Financial Statements and Exhibits
(c) Exhibits
Exhibit 99	Press Release of Pfizer Inc. dated February 24, 2005

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/ Margaret M. Foran Margaret M. Foran
Title: Vice President-Corporate Governance and Secretary
Dated: February 24, 2005

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release of Pfizer Inc. dated February 24, 2005.